CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD THIRD QUARTER SALES

AND PRELIMINARY SELECTED FINANCIAL INFORMATION

Corona, CA – November 9, 2006 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales for the third quarter and nine months ended September 30, 2006.

Gross sales for the third quarter increased 61.8% to $204.5 million from $126.4 million a year earlier. Net sales for the third quarter increased 69.3% to $178.5 million from $105.4 million a year ago.

Gross sales for the nine months ended September 30, 2006 rose 73.7% to $524.4 million from $301.8 million a year earlier. Net sales for the nine months ended September 30, 2006 were up 81.1% to $454.3 million from $250.9 million a year earlier.

Gross profit as a percentage of net sales for the third quarter decreased to 51.6% from 52.5% for the comparable 2005 quarter, largely due to increased inbound freight costs, changes in product mix, and increases in certain raw material costs. Gross profit as a percentage of net sales for the nine months ended September 30, 2006 decreased slightly to 52.0% from 52.1% a year ago.

Operating expenses, excluding stock based compensation, as a percentage of net sales for the third quarter decreased to 19.3% from 20.6% for the comparable 2005 quarter. Operating expenses, excluding stock based compensation, as a percentage of net sales for the nine months ended September 30, 2006 decreased to 20.7% from 22.7% a year ago.

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Hansen Natural Corporation

On October 31, 2006, the Company announced that it had received a letter from the Securities and Exchange Commission requesting that the Company voluntarily produce certain documents and information relating to the Company’s filing of SEC Forms 4 and the Company’s stock option grant practices from January 1, 1996 to the present. On November 6, 2006, the Company announced that it had appointed a special committee to undertake a special investigation of certain option grants. The special committee has retained independent counsel to conduct the investigation. Pending the conclusion of the investigation, the Company has determined to report selected financial information only for the third quarter and nine-months ended September 30, 2006 and 2005, respectively.

Rodney C. Sacks, chairman and chief executive officer, said the record revenues reflected continued strong sales of Monster Energy® brand energy drinks, as well as the introduction of Ace™ Energy energy drinks and the expansion of distribution of Joker Mad Energy™ energy drinks. “While the energy category continues to show strong growth over the prior year, the growth of Monster continues to outpace all of its major competitors. Monster gained both increased distribution and market share during the quarter,” Sacks said. He also noted that the implementation of the distribution arrangements with selected Anheuser-Busch wholesalers is progressing well.

The increase in net sales for the 2006 third quarter was also attributable, to a lesser extent, to increases in sales by volume, primarily of teas, lemonades and juice cocktails. The increase in net sales was partially offset by lower sales by volume of Hansen’s® energy drinks, Smoothies in cans and Energade®.

Cash, cash equivalents and short-term investments increased from $73.5 million to $120.4 million, after the purchase of 1 million shares of the Company’s common stock at an average price of $27.70 per share.

Inventories were increased to meet forecasted demand due to the new distribution arrangements.

In light of the investigation discussed above, the Company is not in a position to complete the preparation of the financial statements and certain related information required to be included in Form 10-Q for the quarter ended September 30, 2006. The Company intends to file Form 10-Q as soon as practicable after the completion of the investigation by the Special Committee.

The Company will host an investor conference call on November 9, 2006 at 11:30 a.m. Pacific Time (2:30 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. Hansen’s can be found on the Web at www.hansens.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with generally accepted accounting principles in the United States (" GAAP"), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assures no obligation to update any forward-looking statements.

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HANSEN NATURAL CORPORATION AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED SELECTED FINANCIAL INFORMATION (Note 1)

For the Three and Nine Months Ended September 30, 2006 and 2005

(In Thousands)(Unaudited)

(Not presented in accordance with generally accepted accounting principles)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

GROSS SALES*	$204,477	$126,384	$524,427	$301,846

LESS: Promotional and other allowances**	25,980	20,963	70,147	50,970

NET SALES	178,497	105,421	454,280	250,876

COST OF SALES	86,463	50,078	218,258	120,276

GROSS PROFIT	92,034	55,343	236,022	130,600

OPERATING EXPENSES:
Selling and distribution	28,763	14,450	70,692	36,120
General and administrative, less stock based compensation	5,600	7,318	23,445	20,826
Stock based compensation (Note 1)	1,852	-	5,485	-
Total operating expenses (Note 1)	36,215	21,768	99,622	56,946

INTEREST ON INVESTMENTS	1,047	323	2,620	695

Note 1 – Stock based compensation expense for three and nine months ended September 30, 2006 and for prior periods could be subject to significant adjustments as a result of the Company’s internal investigation of certain stock option grants, which is in its preliminary stage and is currently ongoing. Consequently, the Company cannot, at this time, reasonably estimate the amount of any such change, the resulting tax and accounting impact, or which periods may require restatement, if any.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

**Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of the marketing activities of the Company.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED SELECTED FINANCIAL INFORMATION (Note 1)

As of September 30, 2006 and December 31, 2005

(In Thousands)(Unaudited)

(Not presented in accordance with generally accepted accounting principles)

	September 30,	December 31,
	2006	2005
SELECTED ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,710	$61,654
Restricted cash	6,224	-
Short-term investments	82,699	11,861
Accounts receivable, net	68,917	28,752
Inventories	80,683	31,400

PROPERTY AND EQUIPMENT, net	5,975	3,743

INTANGIBLE AND OTHER ASSETS:
Trademarks, net	20,208	19,103

SELECTED LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$63,550	$26,614
Accrued compensation	2,602	3,346
Amounts payable - Distributors	6,224	-
Current portion of long-term debt	496	515

LONG-TERM DEBT, less current portion	5	10

Note 1 – Stock based compensation expense for three and nine months ended September 30, 2006 and for prior periods could be subject to significant adjustments as a result of the Company’s internal investigation of certain stock option grants, which is in its preliminary stage and is currently ongoing. Consequently, the Company cannot, at this time, reasonably estimate the amount of any such change, the resulting tax and accounting impact, or which periods may require restatement, if any.